EXHIBIT 3.1

ARTICLES OF INCORPORATION OF TNP ENTERPRISES, INC.

AS AMENDED THROUGH JULY 7, 2005

Office of the Secretary of State

CERTIFICATE OF AMENDMENT
OF

TNP ENTERPRISES, INC.
64194700

The undersigned, as Secretary of State of Texas, hereby certifies that the attached Articles of amendment for the above named entity have been received in this office and have been found to conform to law.

ACCORDINGLY the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law hereby issues this Certificate of Amendment.

Dated:  07/07/2005
Effective:  07/07/2005

/s/ Roger Williams
Roger Williams
Secretary of State

 ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
TNP ENTERPRISES, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, TNP Enterprises, Inc. adopts the following Articles of Amendment to its Articles of Incorporation:

 ARTICLE ONE

The name of the corporation is TNP Enterprises, Inc.

 ARTICLE TWO

The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on June 6, 2005.

A.     Article Three is amended so that it reads in its entirety as follows:

The purpose or purposes for which the Corporation is organized are to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE THREE

The number of shares of the corporation outstanding at the time of adoption was one hundred (100) shares of common stock.

ARTICLE FOUR

The number of shares that voted for the amendment was one hundred (100); and the number of shares that voted against the amendment was zero.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 5th day of July, 2005.

TNP ENTERPRISES, INC.

By: /s/ Terry R. Horn
Name:  Terry R. Horn
Title:     Vice President, Secretary and Treasurer

ARTICLES OF MERGER

 of

 ST ACQUISITION CORP.,
a Texas corporation

 with and into

 TNP ENTERPRISES, INC.,
a Texas corporation

            Pursuant to Article 5.04 of the Texas Business Corporation Act, ST Acquisition Corp., a Texas corporation ("ST Acquisition"), and TNP Enterprises, Inc., a Texas corporation ("TNP Enterprises"), adopt the following Articles of Merger:

            FIRST: The name of each corporation that is a party to the plan of merger (the "Merger"), and the state under whose laws each corporation is incorporated are:

Name State
ST Acquisition Corp. Texas
TNP Enterprises, Inc. Texas

            SECOND:        TNP Enterprises shall be the surviving corporation of the Merger.

            THIRD:           An Agreement and Plan of Merger has been approved by ST Acquisition and TNP Enterprises in the manner prescribed by their constituent documents and the provisions of Article 5.03 of the Texas Business Corporation Act.

            FOURTH:       The Articles of Incorporation of the surviving corporation will be the Articles of Incorporation of ST Acquisition as in effect immediately prior to the Merger, except that the Articles of Incorporation of ST Acquisition will be amended to change the name of the corporation as it appears therein from "ST Acquisition Corp." to "TNP Enterprises, Inc."   By way of clarification, the surviving corporation will retain the name "TNP Enterprises, Inc." but will change its Articles of Incorporation to those of ST Acquisition in effect immediately prior to the Merger.

            FIFTH:           An executed copy of the Agreement and Plan of Merger is on file at the principal place of business of TNP Enterprises, the surviving corporation.  The address of the principal place of business of TNP Enterprises is 4100 International Plaza, Fort Worth, Texas 76109.

            SIXTH:            A copy of the Agreement and Plan of Merger will be furnished by TNP Enterprises, the surviving corporation, on written request and without cost to any shareholder of ST Acquisition and TNP Enterprises, and to any creditor or obligee of ST Acquisition and TNP Enterprises at the time of the Merger if such obligation is then outstanding.

            SEVENTH:      TNP Enterprises, the surviving corporation, will be responsible for, and obligated to pay, all applicable Texas franchise taxes and related fees of ST Acquisition, if the same are not timely paid.

            EIGHTH:        For each corporation that is a party to the Merger, the number of shares outstanding and entitled to vote on the Merger, and the number of shares which voted for and against the Merger are as follows:

ST Acquisition

Number and Type of Shares Outstanding 100 shares common stock, no par value
100,000 shares of Series A Preferred Stock, no par value
Number and Type of Shares Entitled to Vote 100 shares common stock, no par value
100,000 shares of Series A Preferred Stock, no par value
Number of Shares which Voted For the Merger 100 shares common stock, no par value
100,000 shares of Series A Preferred Stock, no par value
Number of Shares which Voted Against the Merger 0 shares common stock, no par value
0 shares of Series A Preferred Stock, no par value

TNP Enterprises

Number and Type of Shares Outstanding 13,415,566 shares common stock, no par value
Number and Type of Shares Entitled to Vote 13,415,566 shares common stock, no par value
Number of Shares which Voted For the Merger 10,893,305 shares common stock, no par value
Number of Shares which Voted Against the Merger 107,777 shares common stock, no par value

            NINTH:           The Merger shall become effective upon the filing of these Articles of Merger with the Texas Secretary of State.

* * * * *

Remainder of Page Intentionally Left Blank.

Signature Page(s) Follow.

            IN WITNESS WHEREOF, the undersigned have executed these Articles of Merger, in one or more counterparts, as of the 7th day of April, 2000.

                                                                        ST ACQUISITION CORP.,

                                                                        a Texas corporation

                                                                        By:                   /s/ William J. Catacosinos
                                                                                     William J. Catacosinos, Chairman,
                                                                                     President and Chief Executive Officer

                                                                        TNP ENTERPRISES, INC.,

                                                                        a Texas corporation

                                                                        By:                   /s/ Kevern R. Joyce
                                                                                    Kevern R. Joyce, Chairman, President and Chief
                                                                                    Executive Officer

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF ST ACQUISITION CORP.

 ARTICLE ONE

                         Pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act (the "TBCA"), ST Acquisition Corp. (the "Corporation") adopts the following Amended and Restated Articles of Incorporation which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date and as further amended by such Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision hereof.

ARTICLE TWO

                         The Articles of Incorporation of the Corporation are hereby amended by these Amended and Restated Articles of Incorporation as follows:  (a) current ARTICLES I, II, V, VI, VII, VIII, IX, XI and XII remain unchanged and are redesignated as ARTICLES I, II, V, VI, VII, VIII, IX, XI and XII respectively of ARTICLE FIVE below, (b) current ARTICLES III, IV and X are amended and redesignated ARTICLES III, IV and X respectively of ARTICLE FIVE below, (c) current ARTICLES XIII is deleted and replaced with ARTICLE XIII of ARTICLE FIVE below.

ARTICLE THREE

                         Each amendment made by the Amended and Restated Articles of Incorporation has been effected in conformity with the provisions of the TBCA and each such amendment made was duly adopted on April 5, 2000, by the shareholders of the Corporation.

ARTICLE FOUR

                         The number of shares of the Corporation outstanding was 100 shares of common stock, and the number of shares entitled to vote on the restated articles of incorporation as so amended was 100 shares of common stock.  All of the shareholders of the Corporation have signed a written consent to the adoption of such restated articles of incorporation as so amended pursuant to Article 9.10 of the TBCA.

 ARTICLE FIVE

                         The articles of incorporation and all amendments and supplements thereto are hereby superseded by the following restated articles of incorporation which accurately copy the entire text thereof and as amended as above set forth:

ARTICLE I

NAME

The name of the Corporation is ST Acquisition Corp.

ARTICLE II

DURATION

The period of the Corporation's duration is perpetual.

 ARTICLE III

PURPOSE

Section 1.         The purpose or purposes for which the Corporation is organized are to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act; provided that, to ensure the separateness of the Corporation, the Corporation will

(a)            maintain accurate and appropriate detailed books, financial records and accounts, including checking and other bank accounts and custodian and other securities safekeeping accounts, that are separate and distinct from those of any other Person;

(b)           maintain its books, financial records and accounts (including inter-entity transaction accounts) in a manner so that it will not be difficult or costly to segregate, ascertain or otherwise identify its assets and liabilities;

(c)           not commingle any of its assets, funds, liabilities or business functions with the assets, funds, liabilities or business functions of any other Person;

(d)           observe all appropriate corporate procedures and formalities;

(e)            not merge or consolidate with any other Person (other than for financial reporting purposes);

(f)            cause all material transactions and agreements between it and any one or more of its Affiliates (including transactions and agreements pursuant to which the assets or property of one is used or to be used by the other) to be entered into in the names of the Persons that are parties to the transaction or agreement and to be formally documented in writing;

(g)           conduct transactions with third parties in its name and as a Person that is separate and distinct from its Affiliates;

(h)          pay its own liabilities, expenses and losses only from its own assets;

(i)            compensate all consultants, independent contractors and agents from its own funds for services provided to it by such consultants, independent contractors and agents;

(j)            to the extent that it and its Affiliates jointly contract or do business with vendors or service providers or share overhead expenses, allocate fairly, appropriately non-arbitrarily the costs and expenses incurred in so doing between or among such Persons, with the result that each such Person bears its fair share of all such costs and expenses;

(k)           to the extent that it contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of its Affiliates, allocate fairly, appropriately and non-arbitrarily the costs incurred in so doing to the Person for whose benefit the goods or services are provided, with the result that each such Person bears its fair share of all such costs;

(l)             not enter into any guaranty, or otherwise become liable for, or pledge its assets to secure, the liabilities, debts or obligations of any other Person;

(m)           hold itself out as separate and distinct from any other Person and shall not identify itself as a division or department of any other Person;

(n)           ensure that decisions with respect to its business and daily operations shall be independently made (although the individual making any particular decision may also be an employee, officer or director of any one or more of its Affiliates) and shall not be dictated by its Affiliates;

(o)           to the extent that it occupies any premises in the same location or shares the use of equipment with its Affiliates, allocate fairly, appropriately and non-arbitrarily any rent and overhead expenses among and between such Persons with the result that each bears its fair share of all such rent and expenses;

(p)           cause its representatives and agents to hold themselves out to third parties as being its representatives or agents, as the case may be, and conduct its business using separate business cards, letterhead, purchase orders, invoices, checks and the like bearing its own name, it being understood that it need not have its own dedicated employees;

(q)           to the extent that it share the same officers or other employees with its Affiliates, allocate fairly, appropriately and non-arbitrarily the salaries of and expenses related to providing other benefits to such officers and other employees between or among such Persons, with the result that each such Person will bear its fair share of the salary and benefit costs associated with all such common or shared officers or other employees;

(r)            maintain separate annual financial statements prepared in accordance with generally accepted accounting principles, consistently applied, showing its assets and liabilities separate and distinct from those of any other Person;

(s)            pay or bear the cost of the preparation of its financial statements, and have such financial statements audited by an independent certified public accounting firm;

(t)            to the extent its financial statements are to be consolidated with the financial statements of any other Person, cause to be included in such consolidated financial statements a narrative description of its separate assets, liabilities, business functions, operations and existence to ensure that such separate assets, liabilities, business functions, operations and existence are readily distinguishable by any Person receiving or relying upon a copy of such consolidated financial statements;

(u)           not hold out its credit as being available to satisfy the debts or obligations of any other Person;

(v)           correct any known misunderstanding regarding its separate identity;

(w)          not make any loans to any Person or buy or hold any indebtedness or other obligations issued by any other Person (except for cash and cash equivalents);

(x)            hold all of its assets in its own name;

(y)           maintain an arm's-length relationship with its Affiliates and enter into transactions with Affiliates only on a commercially reasonably basis.

Section 2.         For the purpose of this Article III,

(a)           "Affiliate" shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

(b)           "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

ARTICLE IV

SHARES

Section 1.         The aggregate number of shares which the Corporation has authority to issue is three million (3,000,000); one million (1,000,000) shares shall be common stock (the "Common Stock"), no par value per share, and two million (2,000,000) shares shall be preferred stock (the "Preferred Stock"), no par value per share.

Section 2.         Shares of Preferred Stock may be issued from time to time in one or more series, each of which is to have a distinctive serial designation as determined in the resolution or resolutions of the Board of Directors providing for the issuance of such Preferred Stock from time to time.

Section 3.         Each series of Preferred Stock:

(a)           may have such number of shares;

(b)           may have such voting powers or may be without voting powers;

(c)           may be subject to redemption at such time or times and at such price;

(d)           may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

(e)           may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

(f)            may be made convertible into, or exchangeable for, shares of any other class or classes, or of any other series of the same class or of any other class or classes, of stock of the Corporation at such price or prices or at such rates of exchange, and with adjustments;

(g)          may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(h)          may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation of stock of any class or series; and

(i)            may have such other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof;

as in each such instance is stated in the resolution or resolutions of the Board of Directors providing for the issuance of such Preferred Stock.  Except where otherwise set forth in such resolution or resolutions the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.  The foregoing enumeration of the designations, preferences, limitations and relative rights which may be fixed with respect to shares of Preferred Stock is merely illustrative of the power of the Board of Directors.  The authority of the Board of Directors to fix such designations, preferences, limitations and relative rights shall be with the maximum authority permissible pursuant to Article 2.13 of the TBCA, as it may be amended from time to time.

Section 4.         Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other series, class or classes will have the status of authorized but unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock and to any filing required by law.

Section 5.            (a)          Except as otherwise provided by law or by the resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, Common Stock will have the exclusive right to vote for the election of directors and for all other purposes.  Each holder of Common Stock will be entitled to one vote for each share held.

(b)         Subject to all of the rights of Preferred Stock or any series thereof, the holders of Common Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, in stock or otherwise.

(c)          Upon any liquidation, dissolution or winding‑up of the Corporation, whether voluntary or involuntary, and subject to the rights of the holders of Preferred Stock, the remaining net assets of the Corporation will be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests.

Section 6.         All shares of Common Stock or Preferred Stock of the Corporation, including, without limitation, shares issued as a stock dividend, shall, when the full lawful consideration fixed by the Board of Directors has been paid, or when so issued as a stock dividend, be deemed fully paid and not liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payment thereon.  Any of the unissued shares of capital stock of the Corporation may be issued from time to time in such amount and manner, including, without limitation, in distribution as stock dividends, and for such lawful consideration as the Board of Directors may determine.

ARTICLE V

DENIAL OF PREEMPTIVE RIGHTS

The right of a shareholder referred to in Article 2.22‑1 of the Texas Business Corporation Act, to exercise a preemptive right to acquire additional, unissued or treasury shares of the Corporation or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of the Corporation is hereby denied.

ARTICLE VI

ELECTION OF DIRECTORS; NONCUMULATIVE VOTING

Directors shall be elected by majority vote.  No shareholder of the Corporation shall have the right to cumulate his votes in the election of directors.  Subject to any voting rights granted to holders of any class or series of Preferred Stock, each holder of Stock of the Corporation entitled to vote in connection with the election of directors shall be entitled to cast that number of votes as is equal to the number of shares of capital stock of the Corporation owned by such holder for as many directors as there are to be elected.

ARTICLE VII

POWER TO AMEND BYLAWS

Without limiting the power of the shareholders of the Corporation to amend or repeal the Corporation's bylaws or to adopt new bylaws, the Board of Directors shall have the power to amend or repeal the Corporation's bylaws and to adopt new bylaws at any regular or special meeting of the directors at which a quorum is present by the affirmative vote of a majority of those present at such meeting, provided notice of the proposed alteration, amendment or repeal is contained in the notice of such meeting.

ARTICLE VIII

COMMENCEMENT OF BUSINESS

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00).

ARTICLE IX

REGISTERED OFFICE AND AGENT

The street address of the initial registered office of the Corporation is CT Corporation System, 350 N. St. Paul Street, Dallas, Texas 75201, and the name of its initial registered agent at such address is CT Corporation System.

 ARTICLE X

BOARD OF DIRECTORS

The number of directors presently constituting the Board of Directors is one (1) and the name and address of the person who is serving as director is:

William J. Catacosinos
2 Robbins Lane
Suite 201
Jericho, NY  11753

The number of directors may hereafter be increased or decreased as provided in the bylaws of the Corporation.

ARTICLE XI

LIABILITY OF DIRECTORS

No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this article does not eliminate or limit the liability of a director to the extent the director is found liable for:  (a) a breach of the director's duty of loyalty to the Corporation or its shareholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (d) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

ARTICLE XII

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE XIII

 SPECIAL MEETINGS OF SHAREHOLDERS

Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by (a) the President or Chairman of the Board of Directors, (b) a majority of the members of the Board of Directors or (c) the holders of at least fifty percent (50%) of all the shares entitled to vote at such meetings.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of this 6th day of April, 2000.

ST ACQUISITION CORP.

By:  /s/ Theodore Babcock
       Theodore Babcock
        Vice President, Treasurer and Secretary